Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER RESULTS

•                  NEW AWARDS OF $7.6 BILLION; BACKLOG INCREASES TO $33.0 BILLION

•                  2011 EPS GUIDANCE ESTABLISHED AT A RANGE OF $3.00 TO $3.40

IRVING, TEXAS — November 4, 2010 — Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2010.  Revenue rose 2 percent to $5.5 billion, compared with $5.4 billion in the third quarter of 2009.  The company reported a net loss attributable to Fluor of $54 million, compared with net earnings attributable to Fluor of $162 million a year ago.  This resulted in a loss per diluted share of $0.30, which compares with earnings per diluted share of $0.89 for the same period last year.  Third quarter results include previously announced charges of $163 million, or $0.90 per diluted share, for estimated cost increases on the Greater Gabbard Offshore Wind Farm project, and approximately $95 million, or $0.32 per diluted share, due to an adverse legal ruling relating to the collectability of potential claim awards and other amounts due the company on the completed SR-125 road project.  Segment profit for the quarter was $38 million, including the impact of the charges mentioned above, down from $300 million a year ago.

New project awards for the third quarter were very strong at $7.6 billion, which compares with $2.9 billion a year ago.  Awards in the quarter included $3.0 billion in Industrial &

Infrastructure including new infrastructure and mining projects, $2.9 billion in Oil & Gas awards and approximately $1.2 billion of Government awards.  Consolidated backlog at the end of the third quarter rose to $33.0 billion, which is a $2.8 billion increase over last quarter and an 18 percent increase from a year ago.

Corporate G&A expense for the quarter was $40 million, down from $50 million in the third quarter of 2009, primarily due to overhead cost reduction efforts.  Fluor’s cash flow in the quarter was strong, with cash plus current and non-current marketable securities increasing to $2.5 billion at quarter-end, up from $2.1 billion last quarter and compared with $2.4 billion a year ago.

“We are very disappointed that events during the quarter led to the two significant charges,” said Chairman and Chief Executive Officer Alan Boeckmann.  “Looking ahead, we are encouraged by the strength of new awards in the quarter, which has allowed us to grow our backlog for the second consecutive quarter.”

Outlook

The outlook for 2010 earnings has been maintained at the previously indicated range of $1.90 to $2.20 per share, including the impact of charges relating to the Greater Gabbard and SR-125 projects.  Looking ahead to 2011, the company expects its growing backlog to drive increased revenue.  While there are early signs of a recovery in oil and gas markets, recent new awards have been driven by substantial mining awards which have a lower margin profile.   The company’s

initial 2011 earnings guidance is a range of $3.00 to $3.40 per share, and reflects the changing margin mix in the overall backlog portfolio.

Business Segments

Fluor’s Oil & Gas segment reported third quarter revenue of $1.7 billion, down 40 percent from the third quarter of 2009.  Segment profit declined 60 percent to $75 million.  Decreases in both revenue and segment profit reflect lower levels of new awards and the resulting decline in backlog over the last two years, compounded by a more competitive business environment.  New awards in the third quarter totaled $2.9 billion, including a major release of work scope on an oil sands project in Canada.  Ending backlog for Oil & Gas at September 30, 2010 was $11.7 billion, up $1.5 billion over last quarter, and compared with $13.1 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported a 96 percent revenue increase to $2.2 billion reflecting substantial growth in the mining and metals business line.  Segment profit declined to a loss of $147 million, including the previously announced charges of $163 million related to cost increases on the Greater Gabbard Offshore Wind Farm Project and $95 million related to the completed SR-125 road project.  These two charges more than offset positive contributions from other projects in the segment.  New awards in the quarter were $3.0 billion, including $1.7 billion for the Eagle P3 commuter rail project in Denver and approximately $850 million of new mining awards.  Ending backlog rose to $17.3 billion, up 78 percent from $9.7 billion a year ago.

Revenue for the Government segment rose by 46 percent to $793 million for the third quarter of 2010.  Segment profit for the quarter increased 47 percent to $35 million, compared to $24 million a year ago.  Strong growth in the segment’s financial results is primarily due to increased activity from LOGCAP IV task orders in Afghanistan.  Third quarter new awards totaled $1.2 billion, compared with $872 million a year ago, including approximately $500 million for LOGCAP IV task orders and approximately $400 million for the annual funding of the Savannah River contract.  Ending backlog was $1.0 billion, down from $1.3 billion a year ago when the segment was awarded approximately $600 million in incremental multi-year funding at Savannah River associated with the American Recovery & Reinvestment Act (ARRA).

The Global Services segment reported revenue of $419 million, down 5 percent from the third quarter of last year.  Segment profit was $35 million, compared with a loss of $5 million a year ago when the company recorded a $45 million provision for a collection issue on a paper mill revamp project in Louisiana.  New awards were $478 million, compared with $110 million last year, bringing backlog to $2.2 billion at the end of the third quarter which is up from $1.7 billion a year ago.

Fluor’s Power segment reported revenue of $383 million, down 6 percent from the third quarter of 2009.   Segment profit in the third quarter declined to $40 million, a 20 percent decrease from $51 million a year ago.  Segment results reflect reduced contributions from various projects that are nearing completion and the impact of lower new award levels due to reduced demand for new power generation.  Segment new awards were $47 million in the third quarter, bringing ending backlog to $855 million compared with $2.3 billion a year ago.

Results for the Nine Months

Net earnings attributable to Fluor for the first nine months of 2010 were $240 million, down from $536 million for the first nine months of 2009, primarily due to the $163 million Greater Gabbard and $95 million SR-125 project charges, and lower Oil & Gas segment profit resulting from a contraction in energy industry capital investment levels.  Earnings per diluted share for the nine months declined to $1.33 per diluted share, including the $0.90 charge on Greater Gabbard and $0.32 charge on SR-125, which compares with earnings of $2.93 per diluted share for the same period last year.  Revenue for the first nine months of 2010 was $15.6 billion, compared with $16.5 billion in the first nine months of last year.

Third Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern on Thursday, November 4, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.   Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things,  failure to achieve projected backlog, revenue and/or earnings levels; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; failure to maintain safe worksites; foreign economic and political uncertainties; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2010	2009
Revenue	$5,511.5	$5,420.5
Cost and Expenses:
Cost of Revenue	5,449.6	5,108.1
Corporate G&A	39.6	49.6
Interest Income, net	(2.6)	(3.1)
Total Cost and Expenses	5,486.6	5,154.6
Earnings before Income Taxes	24.9	265.9
Income Tax Expense	54.9	91.9
Net Earnings (Loss)	(30.0)	174.0
Net Earnings attributable to noncontrolling interest	(23.6)	(11.9)
Net Earnings (Loss) attributable to Fluor Corporation	$(53.6)	$162.1
Basic Earnings (Loss) per Share
Net Earnings (Loss)	$(0.30)	$0.90
Weighted Average Shares	178.2	178.9
Diluted Earnings (Loss) per Share
Net Earnings (Loss)	$(0.30)	$0.89
Weighted Average Shares	178.2	181.1
New Awards	$7,568.5	$2,875.1
Backlog	$32,984.1	$28,047.4
Work Performed	$5,381.1	$5,248.5

NINE MONTHS ENDED SEPTEMBER 30	2010	2009
Revenue	$15,582.5	$16,510.9
Cost and Expenses:
Cost of Revenue	14,976.4	15,532.4
Corporate G&A	98.3	117.0
Interest Income, net	(9.3)	(11.1)
Total Cost and Expenses	15,065.4	15,638.3
Earnings before Income Taxes	517.1	872.6
Income Tax Expense	215.1	301.0
Net Earnings	302.0	571.6
Net Earnings attributable to noncontrolling interest	(61.6)	(35.4)
Net Earnings attributable to Fluor Corporation	$240.4	$536.2
Basic Earnings per Share
Net Earnings	$1.35	$2.96
Weighted Average Shares	178.2	179.4
Diluted Earnings per Share
Net Earnings	$1.33	$2.93
Weighted Average Shares	180.9	181.2
New Awards	$20,272.9	$15,139.3
Backlog	$32,984.1	$28,047.4
Work Performed	$15,222.1	$16,031.5

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2010		2009
Revenue
Oil & Gas	$1,748.8		$2,925.0
Industrial & Infrastructure	2,167.7		1,105.5
Government	792.8		543.8
Global Services	418.9		439.4
Power	383.3		406.8
Total Revenue	$5,511.5		$5,420.5

Segment Profit $ and Margin %
Oil & Gas	$75.3	4.3%	$189.2	6.5%
Industrial & Infrastructure	(147.4)	-6.8%	41.6	3.8%
Government	34.7	4.4%	23.6	4.3%
Global Services	35.2	8.4%	(5.5)	-1.3%
Power	40.5	10.6%	50.9	12.5%
Total Segment Profit $ and Margin %	$38.3	0.7%	$299.8	5.5%

Corporate general and administrative expense	(39.6)		(49.6)
Interest income, net	2.6		3.1
Earnings attributable to noncontrolling interests	23.6		12.6
Earnings before Taxes	$24.9		$265.9

NINE MONTHS ENDED SEPTEMBER 30	2010		2009
Revenue
Oil & Gas	$5,648.8		$9,322.9
Industrial & Infrastructure	5,230.6		3,280.1
Government	2,232.3		1,393.6
Global Services	1,084.8		1,201.6
Power	1,386.0		1,312.7
Total Revenue	$15,582.5		$16,510.9

Segment Profit $ and Margin %
Oil & Gas	$265.3	4.7%	$570.8	6.1%
Industrial & Infrastructure	(67.3)	-1.3%	103.8	3.2%
Government	105.0	4.7%	84.8	6.1%
Global Services	94.3	8.7%	67.4	5.6%
Power	146.6	10.6%	114.5	8.7%
Total Segment Profit $ and Margin %	$543.9	3.5%	$941.3	5.7%

Corporate general and administrative expense	(98.3)		(117.0)
Interest income, net	9.3		11.1
Earnings attributable to noncontrolling interests	62.2		37.2
Earnings before Taxes	$517.1		$872.6

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2010	2009
Cash and Marketable Securities, including noncurrent	$2,476.0	$2,625.8
Total Current Assets	5,564.1	5,122.1
Total Assets	7,692.4	7,178.5
Total Short-Term Debt	99.2	109.8
Total Current Liabilities	3,598.2	3,301.4
Long-term Debt	17.8	17.7
Shareholders’ Equity	3,519.2	3,305.5

Total Debt to Capitalization % (based on Shareholders’ Equity)	3.2%	3.7%
Shareholders’ Equity Per Share	$19.68	$18.48

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2010	2009

Cash Provided by Operating Activities	$210.4	$545.5

Investing Activities
Net (purchases) sales and maturities of Marketable Securities	415.1	(715.1)
Capital Expenditures	(211.3)	(174.9)
Other Items	28.3	26.0
Cash Provided (Utilized) by Investing Activities	232.1	(864.0)

Financing Activities
Repurchase of common stock	(17.1)	(113.9)
Dividends paid	(67.6)	(68.2)
Repayment of Convertible Debt	(10.5)	(15.0)
Distributions paid to noncontrolling interests, net of contributions	(54.6)	(42.7)
Repayment of corporate-owned life insurance loans	(32.2)	—
Other Items	(7.1)	(7.6)
Cash Utilized by financing Activities	(189.1)	(247.4)

Effect of Exchange Rate Changes on Cash	36.7	59.6

Increase (Decrease) in Cash and Cash Equivalents	$290.1	$(506.3)

Depreciation	$139.2	$134.5

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2010		2009		% Chg

Oil & Gas	$2,879	38%	$1,174	41%	145%
Industrial & Infrastructure	3,003	40%	494	17%	508%
Government	1,162	15%	872	30%	33%
Global Services	478	6%	110	4%	335%
Power	47	1%	225	8%	(79)%

TOTAL NEW AWARDS	$7,569	100%	$2,875	100%	163%

NINE MONTHS ENDED SEPTEMBER 30	2010		2009		% Chg

Oil & Gas	$5,313	26%	$6,135	40%	(13)%
Industrial & Infrastructure	11,223	55%	5,264	35%	113%
Government	2,229	11%	1,981	13%	13%
Global Services	1,222	6%	587	4%	108%
Power	286	2%	1,172	8%	(76)%

TOTAL NEW AWARDS	$20,273	100%	$15,139	100%	34%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2010		2009		% Chg

Oil & Gas	$11,674	35%	$13,128	47%	(11)%
Industrial & Infrastructure	17,267	52%	9,685	34%	78%
Government	1,038	3%	1,279	5%	(19)%
Global Services	2,150	7%	1,685	6%	28%
Power	855	3%	2,270	8%	(62)%

TOTAL BACKLOG	$32,984	100%	$28,047	100%	18%

United States	$9,618	29%	$10,876	39%	(12)%
The Americas	9,691	29%	6,362	23%	52%
Europe, Africa and the Middle East	9,125	28%	7,461	26%	22%
Asia Pacific	4,550	14%	3,348	12%	36%

TOTAL BACKLOG	$32,984	100%	$28,047	100%	18%